Exhibit 99.1
STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES 2007 GUIDANCE
REPORTS AN ESTIMATED 29% INCREASE IN YEAR-OVER-YEAR BACKLOG
HOUSTON, TX – January 16, 2007 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced guidance for 2007, which is expected to continue the Company’s long history of strong growth in revenues and profits, and a 29% increase in backlog during 2006.
For fiscal 2007, management is estimating:
▪	Revenues of between $285 million and $310 million;

▪	Pre-tax income of $20.3 million to $22.8 million;

▪	Net income of $13.4 million to $15.0 million; and,

▪	Net income per diluted share of between $1.13 and $1.26.
Contract Backlog and New Orders
At December 31, 2006, Sterling’s contract backlog was approximately $395 million, an increase of 29% over the level of $307 million at the start of 2006. Backlog includes approximately $250 million scheduled to be built in fiscal 2007, with the balance scheduled for 2008 and 2009.
In 2006, new contracts added to backlog totaled approximately $355 million, as compared to $311 million in 2005.
Commenting, Joe Harper, Sterling’s President and Chief Operating Officer, said, “The revenue and earnings guidance we are providing for 2007 is based upon internal growth, reflecting the overall good bidding climate in our Texas markets. With $250 million of estimated 2007 revenues in backlog at the start of the year, we believe we are well-positioned to achieve these expectations. To better inform investors, management has included in its 2007 guidance numbers an estimate of contract incentive awards that it currently believes are likely to be achieved.”
Management expects to report results for the fourth quarter and year ended December 31, 2006 during the week of March 12, 2007.
Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas. Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems. With the October 2006 sale of Sterling’s distribution subsidiary, Steel City Products LLC, the financial results projected for 2007 are entirely attributable to Sterling’s continuing operations in heavy civil construction.
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Sterling Construction Company News Release                                                                                                               Page 2
January 16, 2007
The Company’s federal tax loss carryforwards are expected to shelter part of the forecast profits for 2007. To protect the Company’s tax loss carryforwards, which represent a significant corporate asset, stockholders and prospective stockholders are reminded that the Company has in place charter restrictions on the accumulation of shareholdings exceeding 4.5% because such an accumulation could, under current tax laws, adversely affect the utilization of tax loss carryforwards.
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including the risk that an apparent low bid may not result in a confirmed contract if, on further analysis, the owner determines that the Company was not actually the low bidder or if the owner decides not to proceed with the contract, overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, and including also those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of all such risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, CFO, 781-934-2219	The Equity Group Inc.
or	Linda Latman, 212-836-9609
Joseph Harper, President, 281-821-9091	Lena Cati, 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com